Exhibit 10.8

SEPARATION AND RELEASE AGREEMENT
THIS SEPARATION AND RELEASE AGREEMENT (this "Agreement") is made and entered into as of the 30th day of June, 2016, by and between ROBERT J. CARDON ("Executive"), and DYNATRONICS CORPORATION, a Utah corporation (the "Company").
RECITALS
Executive's last day of employment with the Company will be July 8, 2016 (the "Separation Date"). After the Separation Date, Executive will not represent himself as being an employee, officer, agent or representative of the Company for any purpose. Except as otherwise set forth in this Agreement, the Separation Date will be the employment termination date for Executive for all purposes, meaning Executive will no longer be entitled to any further compensation, monies or other benefits from the Company, including coverage under any benefits plans or programs sponsored by the Company.
AGREEMENT
NOW, THEREFORE, the parties hereto agree as follows:
1.            Termination of Employment Agreement.  Executive and the Company are parties to that certain Amended and Restated Agreement dated June 16, 2015, pursuant to which the Company employed Executive (the "Employment Agreement").  The Employment Agreement was terminated by the Company on June 15, 2016, and the Company has no obligations under the Employment Agreement to Executive.
2.            Salary and PTO.  On the Separation Date, Executive will receive all his salary and accrued but unused paid time-off (PTO) payable through the Separation Date.
3.            Separation Payments.  In consideration of Executive signing this Agreement, and the covenants and releases given herein, the Company will provide the following payments and benefits (collectively, the "Separation Payments"):
(a)            Installment Payments; Stock Grant.  Upon the agreement of the parties, Executive shall receive either the payments described in Section 3(a)(i) or the stock grant and payments described in Section 3(a)(ii).
(i)            Installment Payments.  Executive shall receive four installment payments (on July 22, August 5, August 19, September 2) equal to Executive's current base salary through October 2016, equaling a total of Twenty-Nine Thousand Two Hundred Thirty-One Dollars and 88/100 ($29,230.88) (the "Salary Amount") minus all relevant taxes and other withholdings to be paid according to the Company's regular payroll practices starting on the first pay period following the Effective Date but no later than 60 days following the Separation Date. Notwithstanding the foregoing, no payment shall be made or begin before the Effective Date of this Agreement.
(ii)            Installment Payments; Stock Grant. Executive shall receive (A) installment payments equal to one half of Executive's current base salary through October 2016, equaling a total of Fourteen Thousand Six Hundred Fifteen Dollars and 44/100 ($14,615.44) (the "Half Salary Amount"), which shall be paid in accordance with the installment payments set forth in Section 3(a)(i) and (B) the Stock Grant, as defined on Schedule 3(a)(ii) attached hereto and incorporated herein by reference.  For the avoidance of doubt, if Executive does not timely sign this Agreement or chooses to revoke this Agreement once signed, the Company will not issue any common stock or pay any installment payments to Executive pursuant to this Section 3(a).

(b)            Vehicle, Laptop and Cell Phone. The Company will transfer to Executive the title to the Company vehicle used by Executive during his employment, free and clear of all encumbrances.  Executive may also keep the laptop computer and cell phone issued by the Company to Executive for his use during the term of his employment.
(c)            If Executive timely and properly elects COBRA continuation coverage under the Company's health plan, the Company shall pay all costs associated with such coverage through October 31, 2016. After October 31, 2016, Executive shall be eligible to continue his coverage, pursuant to COBRA, and shall be responsible for the entire COBRA premium for the remainder of the applicable COBRA continuation period.
4.            Stock Options. Any unvested stock options will immediately vest upon the Separation Date.  Pursuant to the Option Agreement in cases of retirement, Executive must notify the Company no later than 36 months from the Separation Date or May 1, 2018, whichever is earlier, to exercise such stock options and otherwise comply with the terms and conditions of the Option Agreement to exercise the stock options.
5.            Effective Date.  The effective date of this Agreement shall be the eighth day after it has been signed by Executive.  Executive acknowledges that he would not be entitled to receive any Separation Payments absent his execution of this Agreement.
6.            General Release.
(a)            Executive, on behalf of himself and his heirs, executors, administrators, successors and assigns, and all other persons claiming by, through, or under him, hereby knowingly and voluntarily waives, releases and forever discharges the Company and all of its parents, subsidiaries, and affiliate companies, predecessors, successors, and assigns, and each of their respective current and former shareholders, directors, officers, employees, representatives, insurers, attorneys and assigns and all persons acting by, through, under or in concert with them or any of them (all of whom, with the Company, are collectively referred to throughout the remainder of this Agreement as the "Releasees"), of and from any and all claims, demands, charges, grievances, damages, debts, liabilities, accounts, costs, attorneys' fees, expenses, liens, future rights, and causes of action of every kind and nature, known or unknown, asserted or unasserted, which Executive has, may have, or claims to have against Releasees, or one or more of them, arising prior to the Effective Date of this Agreement (hereinafter collectively referred to as "Released Claims").
(b)            The Released Claims include, without limitation, (i) any claims based either in whole or in part upon any facts, circumstances, acts, or omissions in any way arising out of, based upon, or related to Executive's employment with the Company or the termination thereof; (ii) any claims or regulation, local ordinance, or the common law, regarding employment or prohibiting employment discrimination, harassment, or retaliation, including, without limitation, arising under any federal or state statute or regulation, local ordinance, or the common law, regarding employment or prohibiting employment discrimination, harassment, or retaliation, including, without limitation,, the Utah Antidiscrimination Act, the Utah Payment of Wages Act, the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Americans With Disabilities Act, the Family Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Health Insurance Portability and Accountability Act of 1996, the Occupational Safety and Health Act; (iii) any claim for wrongful discharge, wrongful termination in violation of public policy, breach of contract, breach of the covenant of good faith and fair dealing, personal injury, harm, or other damages (whether intentional or unintentional), negligence, negligent employment, defamation, misrepresentation, fraud, intentional or negligent infliction of emotional distress, interference with contract or other economic opportunity, assault, battery, or invasion of privacy; (iv) claims growing out of any legal restrictions on the Company's right to terminate its employees; (v) claims for wages, other compensation or benefits; (vi) any claim for general, special, or other compensatory damages, consequential damages, punitive damages, back or front pay, fringe benefits, attorney fees, costs, or other damages or expenses; (vii) any claim for injunctive relief or other equitable relief; (viii) any claim arising under any federal or state statute or local ordinance regulating the health and/or safety of the workplace; or (ix) any other tort, contract or statutory claim.

(c)            Notwithstanding the foregoing paragraphs, Executive does not release the Company from any obligations the Company may have to him with respect to the following: (i) rights under the Company's 401(k) Plan, if any, (ii) rights to the continuation of insurance coverage under COBRA, (iii) right to apply for unemployment compensation or worker's compensation, (iv) claims or rights which cannot be waived pursuant to applicable law, and (v) any rights or remedies which Executive may have against the Company under the terms of this Agreement.
(d)            Nothing contained herein is intended to constitute or shall be construed as a waiver or release of Executive's right to file a charge or complaint with, or participate in an investigation by, the EEOC or any other federal or state agency.  Executive is, however, waiving his right to recover any monetary award, damages or any other form of recovery in connection with such a charge or complaint, whether such charge or complaint is filed by Executive or someone else, or such an investigation.  Executive further represents and warrants that he has not assigned or conveyed to any other person or entity any part of or interest in any of the claims released by him pursuant to this Agreement.
(e)            Executive represents and warrants that he has not previously signed or transferred, or attempted to sign or transfer, to any third party, any of the claims waived and released herein.
(f)            Neither this Agreement nor the payment of the Separation Payments pursuant to this Agreement shall be constructed as or constitute an admission by the Company of any fault, liability or wrongdoing by any Releasee, nor an admission that Executive has any valid or enforceable claims or rights whatsoever against the Company or any other Releasee.  The Company specifically denies any liability to, or wrongful act against, Executive by itself or any of the other Releasees.

7.            Time for Consideration of this Agreement/Revocation.  Executive further acknowledges that he is hereby given twenty-one (21) calendar days from receipt of this Agreement to consider signing this Agreement, that Executive is advised to consult with an attorney before signing this Agreement, and that Executive has the right to revoke this Agreement for a period of seven (7) days after it is executed by Executive.  In the event that Executive chooses not to timely sign this Agreement, or chooses to revoke this Agreement once signed, Executive will not receive the Separation Payments, or any other consideration Executive would not be entitled to in the absence of this Agreement.
8.            General Provisions.
(a)            Severability.  If any provision of this Agreement shall be held by a court to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect.  In the event that the time period or scope of any provision is declared by a court of competent jurisdiction to exceed the maximum time period or scope that such court deems enforceable, then such court shall reduce the time period or scope to the maximum time period or scope permitted by law.
(b)            Taxes.  All amounts paid under this Agreement shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.
(c)            Governing Law.  This Agreement shall be governed by the laws of the State of Utah without regard to conflict of law principles.
(d)            Dispute Resolution.  All disputes and controversies arising out of or in connection with this Agreement shall be resolved exclusively by the state and federal courts located in Salt Lake County in the State of Utah, and each party hereto agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts.  Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which such party may raise now, or hereafter have, to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.  Each party agrees that, to the fullest extent permitted by applicable law, a final judgment in any such suit, action, or proceeding brought in such a court shall be conclusive and binding upon such party, and may be enforced in any court of the jurisdiction in which such party is or may be subject by a suit upon such judgment.
(e)            WAIVER OF RIGHT TO JURY TRIAL.  TO THE EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE.  EACH PARTY HEREBY AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT, OR ANY PROVISION HEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

(f)            Fees and Costs.  The prevailing party in any arbitration, court action or other adjudicative proceeding arising out of or relating to this Agreement shall be reimbursed by the party who does not prevail for their reasonable attorneys', accountants', and experts' fees and for the costs of such proceeding.  The provisions set forth in this Section shall survive the merger of these provisions into any judgment.  For purposes of this Section 8(f), "prevailing party" includes, without limitation, a party who agrees to dismiss an action or proceeding upon the other's payment of the sums allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought.
(g)            Amendments; Waivers.  This Agreement may not be modified, amended, or changed except by an instrument in writing, signed by Executive and by a duly authorized representative of the Company other than Executive.  No waiver or consent shall be binding except in a writing signed by the party making the waiver or giving the consent.  No waiver of any provision or consent to any action shall constitute a waiver of any other provision or consent to any other action, whether or not similar.  No waiver or consent shall constitute a continuing waiver or consent except to the extent specifically set forth in writing.
(h)            Section 409A.
(i)            This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (A) the gross income inclusion set forth within Section 409A(a)(1)(A) of the Code or (B) the interest and additional tax set forth within Section 409A(a)(1)(B) of the Code (together, referred to herein as the "Section 409A Penalties"), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties.  In no event shall the Company be required to provide a tax gross-up payment to Executive with respect to any Section 409A Penalties.
(ii)            Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit.  Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Executive and, if timely submitted, reimbursement payments shall be promptly made to Executive following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred.  In no event shall Executive be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred.  This Section 8(h)(ii) shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Executive.

(iii)            Additionally, in the event that following the date hereof the Company or Executive reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Company and Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (A) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (B) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.
(i)            Assignment.  Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement.  This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those specifically enumerated in this Agreement.
(j)            Parties in Interest.  Nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective successors and permitted assigns nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.
(k)            Construction.  The terms of this Agreement have been negotiated by the parties hereto, and no provision of this Agreement shall be construed against either party as the drafter thereof.
(l)            Interpretation.  This Agreement shall be construed as a whole, according to its fair meaning.  Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement.  Unless the context of this Agreement otherwise requires, (i) words of any gender shall be deemed to include each other gender; (ii) words using the singular or plural number shall also include the plural or singular number, respectively; and (iii) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words shall refer to this entire Agreement.

(m)            Notice.  Any notices, consents, agreements, elections, amendments, approvals and other communications provided for or permitted by this Agreement or otherwise relating to this Agreement shall be in writing and shall be deemed effectively given upon the earliest to occur of the following: (i) upon personal delivery to such party; (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt; or (v) upon actual receipt by the party to be notified via any other means (including public or private mail, electronic mail or telegram); provided, however, that notice sent via electronic mail shall be deemed duly given only when actually received and opened by the party to whom it is addressed.  All communications shall be sent to the party's address set forth on the signature page below, or at such other address as such party may designate by ten (10) days advance written notice to the other parties in accordance with this Section 8(m).
(n)            Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.  This Agreement may be executed and delivered by facsimile, or by email in portable document format (.pdf) and delivery of the executed signature page by such method will be deemed to have the same effect as if the original signature had been delivered to other the parties.
(o)            Authority.  Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.
(p)            Entire Agreement.  This Agreement contains the entire agreement between Executive and the Company and there have been no promises, inducements or agreements not expressed in this Agreement.
(q)            No Admission of Liability.  Nothing in this Agreement shall be construed as an admission of liability or wrongdoing by any party to this Agreement.
(r)            EXECUTIVE ACKNOWLEDGEMENT.  EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT AND HAS OBTAINED AND CONSIDERED THE ADVICE OF SUCH LEGAL COUNSEL TO THE EXTENT EXECUTIVE DEEMS NECESSARY OR APPROPRIATE, THAT EXECUTIVE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE'S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have executed this Separation and Release Agreement as of the date first written above.
"EXECUTIVE"

/s/ROBERT J. CARDON
ROBERT J. CARDON

Address:
Phone:
Email:

"COMPANY"

DYNATRONICS CORPORATION,
a Utah corporation

By:
Name:
Title:

Address: 7030 Park Centre Drive
Cottonwood Heights, UT 84121
Phone: Email:
SIGNATURE PAGE
TO THE
 SEPARATION AND RELEASE AGREEMENT

SCHEDULE 3(a)(ii)

Stock Grant shall mean that number of shares represented by the Aggregate Grant Amount (as defined below) less the Tax Withholding Share Amount (as defined below).

Aggregate Grant Amount shall mean that number of shares of the Company's common stock equal to the Half Salary Amount divided by the Price Per Share.

Price Per Share shall mean the average daily closing bid for the Company's common stock for the 30 trading days prior to the Effective Date ("Average Closing Bid") multiplied by ninety percent (90%).

Tax Withholding Share Amount shall mean the number of shares represented by the percentage of state and federal tax payable for the Half Salary Amount multiplied by the Aggregate Grant Amount.

By way of illustration only, and not by way of limitation, if the Average Closing Bid was $2.69, the Aggregate Grant Amount was 6,037 shares and the Tax Withholding Share Amount was 588 shares, the Stock Grant would be 5,449 shares of common stock (i.e., 6037 shares – 588 shares = 5,449 shares).

equaling a total of Fourteen Thousand Six Hundred Fifteen Dollars and 50/100 ($14,615.50) (the "Half Salary Amount"), which shall be paid in accordance with the installment payments set forth in Section 3(a)(i) and (B) the Stock Grant, as defined on Schedule 3(a)(ii) attached hereto and incorporated herein by reference. For the avoidance of doubt, if Executive does not timely sign this Agreement or chooses to revoke this Agreement once signed, the Company will not issue any common stock or pay any installment payments to Executive pursuant to this Section 3(a).

(b)      Vehicle, Laptop and Cell Phone. The Company will transfer to Executive the title to the Company vehicle used by Executive during his employment, free and clear of all encumbrances.  Executive may also keep the laptop computer and cell phone issued by the Company to Executive for his use during the term of his employment.

(c)      If Executive timely and properly elects COBRA continuation coverage under the Company's health plan, the Company shall pay all costs associated with such coverage through October 31, 2016. After October 31, 2016, Executive shall be eligible to continue his coverage, pursuant to COBRA, and shall be responsible for the entire COBRA premium for the remainder of the applicable COBRA continuation period.

4.         Stock Options. Any unvested stock options of the stock options granted pursuant to that certain Incentive Stock Option Agreement, effective as of May 1, 2008 (the "Option Agreement"), will immediately vest upon the Separation Date. Executive must comply with the terms and conditions of the Option Agreement to exercise the stock options, including Section 5.c of the Option Agreement in the case of retirement.

5.         Effective Date.  The effective date of this Agreement shall be the eighth day after it has been signed by Executive.  Executive acknowledges that he would not be entitled to receive any Separation Payments absent his execution of this Agreement.

6.         General Release.

(a)      Executive, on behalf of himself and his heirs, executors, administrators, successors and assigns, and all other persons claiming by, through, or under him, hereby knowingly and voluntarily waives, releases and forever discharges the Company and all of its parents, subsidiaries, and affiliate companies, predecessors, successors, and assigns, and each of their respective current and former shareholders, directors, officers, employees, representatives, insurers, attorneys and assigns and all persons acting by, through, under or in concert with them or any of them (all of whom, with the Company, are collectively referred to throughout the remainder of this Agreement as the "Releasees"), of and from any and all claims, demands, charges, grievances, damages, debts, liabilities, accounts, costs, attorneys' fees, expenses, liens, future rights, and causes of action of every kind and nature, known or unknown, asserted or unasserted, which Executive has, may have, or claims to have against Releasees, or one or more of them, arising prior to the Effective Date of this Agreement (hereinafter collectively referred to as "Released Claims").

(b)      The Released Claims include, without limitation, (i) any claims based either in whole or in part upon any facts, circumstances, acts, or omissions in any way arising out

Changed page acknowledged as of July 8, 2016:

By:/s/Kelvyn H. Cullimore, Jr
Kelvyn H. Cullimore, Jr.,
President & CEO,
DYNATRONICS CORPORATION

 /s/ ROBERT J. CARDON
ROBERT J. CARDON, Executive